Exhibit 23.1

The Board of Directors
Annuity and Life Re (Holdings), Ltd.

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-76229) of Annuity and Life Re (Holdings), Ltd. of our report dated February 11, 2002, except as to Notes 2 and 18, which are as of February 28, 2003, with respect to the consolidated balance sheets of Annuity and Life Re (Holdings), Ltd. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001 and the related schedule, which report appears in the December 31, 2001 Form 10-K/A-1 of Annuity and Life Re (Holdings), Ltd.

Our report contains an explanatory paragraph that states that the accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 18 to the consolidated financial statements, the Company has suffered significant losses from operations and experienced liquidity demands that raise substantial doubt about its ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 18. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

Our report also contains an explanatory paragraph that states that, as discussed in Note 2 to the consolidated financial statements, the accompanying consolidated balance sheets as of December 31, 2001 and 2000 and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows for the years ended December 31, 2001 and 2000 have been restated.

Our report refers to a change in the method of accounting for derivative financial instruments and hedging activities.

KPMG
Hamilton, Bermuda
March 20, 2003